EXHIBIT 99.1

Watsco Second Quarter Results Reflect Further Industry Stabilization,

Strong E-Commerce Sales Growth and Continued Operating Efficiency

_____________________

Jackson Supply Acquisition Adds Density to Key Sunbelt Markets;

Entrepreneurial Culture and Debt-Free Balance Sheet Positions Company for Growth

MIAMI, FLORIDA – (GLOBENEWSWIRE), July 29, 2026 – Watsco, Inc. (NYSE: WSO) today announced its operating results for the quarter and six months ended June 30, 2026.

Watsco is the largest distributor in the highly fragmented North American HVAC market. Since entering distribution in 1989, Watsco has achieved an 18% compounded annual total shareholder return through a combination of organic growth and the acquisition of more than 70 market-leading businesses.

During the second quarter, Watsco closed on the acquisition of Jackson Supply Company, a market-leading HVAC distributor with annualized sales of approximately $230 million across 25 Sunbelt locations. Jackson Supply offers a balanced product offering of HVAC equipment, parts and supplies. Just as importantly, Jackson Supply adds to Watsco’s community of leaders.

Watsco maintains a solid balance sheet with $464 million in cash and cash investments and no debt, enabling sustained investments in growth, including the Company’s industry-leading technologies. Today, more than 70,000 contractors and technicians engage digitally, empowering them to adopt and integrate Watsco’s tools into their daily operations. The Company is also introducing AI-driven initiatives to leverage Watsco’s extensive data assets and enrich the customer experience. The Company believes its technology ecosystem represents a durable and widening competitive advantage in the highly fragmented HVAC industry.

Second Quarter Operating Performance

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Revenues increased 2% to $2.1 billion (1% on a same-store basis)
•
Gross profit decreased 4% to $579 million (gross profit margin of 27.5% versus 29.3% last year)
•
SG&A increased 3% to $349 million (16.6% as a percentage of sales versus 16.4% last year)
•
Operating income decreased 12% to $238 million (operating margin of 11.3% versus 13.2% last year)
•
Earnings per share decreased 12% to $4.00

Second Quarter Sales Trends (excluding acquisitions)

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3% increase in HVAC equipment sales (68% of sales)
•
1% decrease in sales of other HVAC products (28% of sales)
•
19% increase in commercial refrigeration products (4% of sales)

Second quarter sales reflect stabilizing end-market demand following last year’s transition to next generation HVAC systems containing A2L refrigerants, which affected virtually all domestic HVAC equipment products sold across 650 domestic locations and impacted our customers’ business as well. Domestic residential HVAC equipment sales increased 5% during the quarter, including 2% growth in unit volume and a 2% increase in average selling prices. With the A2L transition largely complete, the Company is focused on growth with existing customers, acquisition of new customers, improved operating efficiencies and optimizing inventory given a simpler operating environment.

Second quarter gross margin was impacted by the timing and magnitude of pricing actions implemented by our primary OEMs in 2025 versus 2026. Pricing actions in 2025 captured substantial inflation and tariffs, resulting in outsized benefits to last year’s gross margin. In contrast, pricing actions for 2026 have normalized, returning to levels more in line with historical trends. The comparative benefit to 2025’s gross margin, along with other A2L transition-related impacts, was approximately 130 basis-points. The Company believes that gross margin thus far in 2026, which were largely consistent with gross margin achieved for the last 12 months ended June 30, 2026, are more representative of underlying market conditions.

Albert H. Nahmad, Chairman and CEO said: “Our performance during the second quarter is indicative of improving end-market stability after a busy period of regulatory transitions. We are now operating in a more conventional environment in which Watsco’s scale, OEM relationships, and technology investments can add even more value.”

Mr. Nahmad added: “We are excited that Jackson Supply is now officially a member of the Watsco family. It is a legendary company that diversifies and expands our presence in key Sunbelt markets. We look forward to supporting their growth. I am also excited about the recent launch of SupplySync, which we introduced at our investor day last year, and continued progress on the other initiatives that are now active. We believe that Watsco is uniquely positioned for continued growth and success in our industry.”

Year to Date Operating Performance

•
Revenues increased 1% to $3.6 billion
•
Gross profit decreased 3% to $1 billion (gross profit margin of 27.7% versus 28.7% last year)
•
SG&A increased 2% to $672 million (18.5% as a percentage of sales versus 18.4% last year)
•
Operating income decreased 9% to $349 million (operating margin of 9.6% versus 10.7 % last year)
•
Earnings per share decreased 9% to $5.92
•
Cash used in operations of $21 million versus $185 million last year, a $164 million improvement

Year to Date Sales Trends (excluding acquisitions)

•
1% increase in HVAC equipment sales (67% of sales)
•
1% increase in sales of other HVAC products (29% of sales)
•
16% increase in commercial refrigeration products (4% of sales)

Innovation and Strategic Technology Initiatives

The Company’s continued investment in technology reflects a long-term strategic commitment to building capabilities that strengthen customer relationships, improve operating efficiency and support sustainable growth. Watsco has invested more than $250 million in its digital platforms over the last five years, at a current annual run rate of approximately $68 million, and the breadth of that investment spans across the customer-engagement, internal platforms to increase the speed and efficiency of our locations and emerging AI capabilities that help customers grow and deliver technical know-how quicker.

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Watsco’s HVAC Pro+ Mobile Apps and E-Commerce platform have transformed the customer-experience by providing contractors with a seamless digital experience, including sourcing products, accessing technical help, real-time inventory, pricing, product information and more. These tools empower 24/7 self-service that benefit from advanced analytics, AI, technical knowledge and product recommendations. The result is a frictionless buying journey, increased convenience and higher customer satisfaction, which drives greater loyalty and repeat business with lower costs to serve.

Thus far in 2026:

o
E-commerce sales grew 13% during the first six months of 2026, far outpacing overall revenue growth, and reached $2.7 billion for the 12 months ended June 30, 2026 (37% of sales), with outperforming regions exceeding 70% in e-commerce sales.
o
The addition of more than 10,000 new SKUs related to the A2L product launch, including all relevant data concerning features, dimensions, capacities, consumer literature and technical information such as bills of material, warranty information, regulatory match ups and more.

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OnCallAir® is Watsco’s digital sales platform enabling contractors to engage, present and quote solutions to homeowners. The gross merchandise value (GMV) of products sold through OnCallAir® reached $1 billion for the first six months of 2026, a 14% increase over the same period last year. For the twelve months ended June 30, 2026, contractors presented quotes to approximately 342,000 households and generated $1.9 billion GMV, a 15% increase versus the prior comparable twelve-month period.

A.J. Nahmad, Watsco’s President, added: “Our technology platforms have continued to scale and deepen their impact for our customers. We believe that the growth in e-commerce, OnCallAir® and overall digital engagement across our network reflects the value these tools deliver to our customers every day. We have also progressed nicely with the various initiatives introduced at our investor day, including the formal launch of SupplySync and the scaling of the other initiatives announced. Our focus remains advancing these unique capabilities – with AI enabling better and faster speed to market – in ways that help our customers grow.”

Buy & Build Acquisition Strategy

The Company acquired Jackson Supply in June 2026. Jackson Supply is among largest Sunbelt HVAC distributors, serving approximately 5,000 customers from 25 locations in several high-growth Sunbelt markets.

The Company continues to actively seek new businesses that will join the Watsco family. Watsco has acquired 13 companies in recent years that today represent approximately $1.8 billion in annualized sales and 145 locations. Our “buy and build” strategy builds upon their long-standing legacies through investment in new locations, new products and by leveraging Watsco’s technology platforms. The North American distribution market remains highly fragmented with more than 2,100 HVAC distributors.

Cash Flow, Dividends, Financial Strength and Liquidity

Operating cash flow was a cash-use of $21 million for the six-month period ended June 30, 2026, reflecting the customary seasonal buildup of working capital, compared to a cash-use of $185 million for the same period in 2025, a $164 million improvement. The Company expects more conventional supply-chain trends for the remainder of 2026, providing the opportunity for better inventory turns and enhanced returns on invested capital.

In April 2026, the Company increased its annual cash dividend by 10% to $13.20 per share. Watsco has paid dividends to shareholders for 52 consecutive years. The Company’s philosophy is to share cash flow through dividends while maintaining a conservative balance sheet with continued capacity to build its distribution network. Future changes in dividends are considered in light of investment opportunities, cash flow, general economic conditions and Watsco’s overall financial condition.

The Company’s objective is to maintain a healthy balance sheet that provides low-cost capital to fund strategic growth investments. This strong financial position has been key to our ability to deliver sustained long-term returns, enabling investments regardless of macroeconomic or industry conditions. The Company’s stated goal is to generate annual operating cash flow in excess of net income.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures on a “same-store basis”, which exclude the effects of locations closed, acquired, or locations opened, in each case during the immediately preceding 12 months, unless such locations are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements presented in accordance with U.S. GAAP.

Second Quarter Earnings Conference Call Information

Date and time: July 29, 2026 at 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

About Watsco

Watsco is the largest distributor in the highly fragmented North American HVAC/R market. Watsco’s solid financial position and culture of innovation has enabled investments in long-term growth, including the Company’s industry-leading technology platforms. Today, more than 70,000 contractors, installers and technicians engage digitally with the Company, resulting in improved growth and lower attrition. The Company is now advancing AI-driven initiatives to leverage its extensive data assets to enhance the customer experience and improve efficiencies. These investments position Watsco to capture market share as contractors increasingly adopt digital tools and incorporate data-driven solutions in their businesses.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except share and per share data)

(Unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$2,104,859	$2,062,442	$3,637,869	$3,593,528
Cost of sales	1,525,930	1,458,954	2,631,385	2,560,417
Gross profit	578,929	603,488	1,006,484	1,033,111
Gross profit margin	27.5%	29.3%	27.7%	28.7%
Selling, general and administrative expenses	348,986	339,001	671,837	661,582
Other income	8,429	7,382	13,909	12,528
Operating income	238,372	271,869	348,556	384,057
Operating margin	11.3%	13.2%	9.6%	10.7%
Interest income, net	3,497	2,329	9,956	7,746
Income before income taxes	241,869	274,198	358,512	391,803
Income taxes	50,567	57,430	74,269	80,495
Net income	191,302	216,768	284,243	311,308
Less: net income attributable to non-controlling interest	27,966	33,155	41,833	47,634
Net income attributable to Watsco, Inc.	$163,336	$183,613	$242,410	$263,674
Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$163,336	$183,613	$242,410	$263,674
Less: distributed and undistributed earnings allocated to restricted common stock	10,733	12,159	16,855	17,409
Earnings allocated to Watsco, Inc. shareholders	$152,603	$171,454	$225,555	$246,265
Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	38,192,692	37,899,430	38,079,266	37,876,470
Diluted earnings per share for Common and Class B common stock	$4.00	$4.52	$5.92	$6.50

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2026	December 31, 2025
Cash and cash equivalents	$364,189	$433,283
Short-term cash investments	100,000	300,000
Accounts receivable, net	1,060,767	796,181
Inventories, net	1,890,473	1,386,317
Other current assets	38,668	38,725
Total current assets	3,454,097	2,954,506
Property and equipment, net	146,892	136,012
Operating lease right-of-use assets	509,300	452,547
Goodwill, intangibles, net and other	974,428	871,740
Total assets	$5,084,717	$4,414,805
Accounts payable and accrued expenses	$960,051	$600,589
Current portion of lease liabilities	119,723	117,153
Total current liabilities	1,079,774	717,742
Operating lease liabilities, net of current portion	406,478	350,616
Deferred income taxes and other liabilities	125,255	124,386
Total liabilities	1,611,507	1,192,744
Watsco, Inc. shareholders' equity	2,994,413	2,781,376
Non-controlling interest	478,797	440,685
Total shareholders' equity	3,473,210	3,222,061
Total liabilities and shareholders' equity	$5,084,717	$4,414,805

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$284,243	$311,308
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	21,943	21,687
Non-cash contribution to 401(k) plan	9,267	8,743
Share-based compensation	16,711	17,612
Provision for doubtful accounts	2,442	704
Other income from investment in unconsolidated entity	(13,909)	(12,528)
Other, net	2,861	3,297
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(244,560)	(131,119)
Inventories, net	(443,966)	(552,956)
Accounts payable and other liabilities	339,169	149,774
Other, net	4,359	(1,612)
Net cash used in operating activities	(21,440)	(185,090)
Cash flows from investing activities:
Net proceeds from short-term investments	200,000	255,669
Business acquisitions, net of cash acquired	7,663	(19,383)
Capital expenditures, net	(15,898)	(14,034)
Net cash provided by investing activities	191,765	222,252
Cash flows from financing activities:
Dividends on common stock	(255,920)	(230,497)
Distributions to non-controlling interest	-	(69,829)
Proceeds from dividend reinvestment plan	8,107	14,111
Other, net	10,453	11,982
Net cash used in financing activities	(237,360)	(274,233)
Effect of foreign exchange rate changes on cash and cash equivalents	(2,059)	3,778
Net decrease in cash and cash equivalents	(69,094)	(233,293)
Cash and cash equivalents at beginning of period	433,283	526,271
Cash and cash equivalents at end of period	$364,189	$292,978